Exhibit 99.1

Agile Therapeutics Announces First Quarter 2022 Prescription Data for Twirla®

29% increase in Twirla cycles

27% increase in total prescriptions (TRx) of Twirla

PRINCETON, N.J., April 14, 2022 (GLOBE NEWSWIRE) – Agile Therapeutics, Inc. (Nasdaq: AGRX), a women's healthcare company, today announced Twirla prescription data for the first quarter 2022.

During the first quarter 2022:

●	Twirla cycles dispensed increased 29% to 16,602
●	Total prescriptions (TRx) increased 27% to 12,494
●	Refills (RRx) increased 31% to 7,143
●	New prescriptions (NRx) increased 22% to 5,351
●	Total prescribers increased 26% to 5,837

“As I said on our recent fourth quarter 2021 earnings call, we believe we have a brand that is building steady growth momentum, which we saw continue in the prescription demand data for the first quarter 2022,” said Al Altomari, Agile Therapeutics Chairman and Chief Executive Officer. “This growth is consistent with what we reported for the fourth quarter 2021 and we continue to believe we are seeing signs of a healthy, growing brand.”

“Our focus is on continued execution of the business plan we have in place and building upon the momentum we established throughout 2021 and into the first quarter 2022,” said Amy Welsh, Agile Therapeutics Vice President of Marketing. “Our three key initiatives – the Afaxys partnership, a focus on California through Medi-Cal, and the Twirla Connected TV (CTV) commercial – were deployed throughout the first quarter 2022 and all three are now active as we enter the second quarter 2022. With each of the three components of our business plan fully active, we believe growth in Twirla demand can continue to build momentum throughout 2022.”

About Agile Therapeutics, Inc.
Agile Therapeutics is a women's healthcare company dedicated to fulfilling the unmet health needs of today’s women. Our product and product candidates are designed to provide women with contraceptive options that offer freedom from taking a daily pill, without committing to a longer-acting method. Our initial product, Twirla®, (levonorgestrel and ethinyl estradiol), a transdermal system, is a non-daily prescription contraceptive. Twirla is based on our proprietary transdermal patch technology, called Skinfusion®, which is designed to allow drug delivery through the skin. For more information, please visit the company website at www.agiletherapeutics.com. The Company may occasionally disseminate material, nonpublic information on the Company’s website.

About Prescription Data

The Company receives prescription data for Twirla from Symphony Health Solutions, and the data are not created or owned by the Company. Prescription data are available through other subscription services as well, such as IQVIA. The prescription data results reported in this press release are reported as of April 13, 2022, by Symphony Health Solutions. The prescription data terms are defined as follows: Twirla cycles dispensed are the number of 3-patch packages dispensed. Each 3-patch package represents one 28-day cycle of therapy. Total Cycles Dispensed represents every cycle dispensed from both retail and non-retail channels. Retail channels include retail pharmacies, mail order, and long-term care while non-retail channels include clinics and hospitals and other entities where prescriptions are dispensed directly to the patient. Total prescriptions (TRx) are the total number of prescriptions dispensed through the retail channels. This represents both new and refill prescriptions. New prescriptions (NRx) are new prescriptions dispensed through retail channels. Refill prescriptions (RRx) are refill prescriptions filled through retail channels. Total prescribers are the cumulative number of prescribers whose prescriptions were filled through retail channels since launch.

Forward-Looking Statement

Certain information contained in this press release includes “forward-looking statements”, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, related to the Company’s financial status, the growth of Twirla and the momentum of such growth, the success of the Company’s key initiatives and their effect on the Company’s results, and the execution of the Company’s commercial plan. We may, in some cases use terms such as “predicts,” “believes,” “potential,” “continue,” “anticipates,” “estimates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “likely,” “will,” “should” or other words that convey uncertainty of the future events or outcomes to identify these forward-looking statements. Our forward-looking statements are based on current beliefs and expectations of our management team that involve risks, potential changes in circumstances, assumptions, and uncertainties, including statements regarding the growth in prescriptions and demand for Twirla, the execution of our commercial and business plan, and the contribution of certain elements of our business plan to continued growth in Twirla prescription demand. Any or all of the forward-looking statements may turn out to be wrong or be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. These forward-looking statements are subject to risks and uncertainties including risks related to our ability maintain regulatory approval of Twirla, our ability to successfully commercialize Twirla, regulatory and legislative developments in the United States and foreign countries, our ability to obtain and maintain intellectual property protection for Twirla, our strategy, business plans and focus, and the other risks set forth in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.  For all these reasons, actual results and developments could be materially different from those expressed in or implied by our forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which are made only as of the date of this press release. We undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact:
Matt Riley
Head of Investor Relations & Corporate Communications
mriley@agiletherapeutics.com